Exhibit 99.1

Selective Reports Second Quarter 2016 Net Income per Diluted Share of $0.74 and Operating Income1 per Diluted Share up 16% to $0.72

In the second quarter of 2016:

•	Net premiums written grew 9%
•	GAAP combined ratio was 91.8%
•	Statutory combined ratio was 90.1%
•	After-tax net investment income declined 5%
•	Total return on equity was 11.5% and operating return on equity[1] was 11.2%

Branchville, NJ – July 27, 2016 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the second quarter ended June 30, 2016. Net income per diluted share was $0.74, compared to $0.58 a year ago, and operating income1 per diluted share grew 16% to $0.72, compared to $0.62 a year ago.

“In the second quarter, we generated a 90.1% statutory combined ratio, or 88.5% excluding catastrophe losses,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Growth in the quarter was strong with a 9% increase in overall net premiums written, driven by stable retention and 3.0% renewal pure price increases in standard lines, along with higher levels of new business. As we evaluate growth, we prioritize opportunities in our current footprint where we have substantial long-term premium opportunity by increasing our share of wallet and agent market share. Over time, however, we expect to add new footprint states to further improve geographic diversification and grow the organization.”

Murphy continued, “At Selective, our goal is to generate an operating return on equity that, over time, exceeds our weighted average cost of capital by 300 basis points. In the first half of 2016 and for full year 2015, we exceeded this goal. We remain focused on delivering underwriting and claims improvements as well as achieving renewal pure price increases that meet or exceed expected claims inflation.”

Consolidated Financial Results $ in millions, except per share data	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2016	2015		2016	2015
Net premiums written	$578.1	$532.1	9%	$1,143.5	$1,050.2	9%
Net premiums earned	$531.9	$490.3	8%	$1,054.4	$966.4	9%
Net investment income earned	$31.2	$32.2	(3)%	$62.0	$59.1	5%
Net realized gains (losses), pre-tax	$1.8	$(3.4)	152%	$(0.9)	$15.5	(106)%
Total revenues	$568.7	$522.0	9%	$1,120.2	$1,045.9	7%
Operating income[1]	$42.5	$36.0	18%	$81.2	$63.4	28%
Net realized gains (losses), net of tax	$1.1	$(2.2)	152%	$(0.6)	$10.1	(106)%
Net income	$43.6	$33.8	29%	$80.6	$73.5	10%
Statutory combined ratio	90.1%	93.5%	(3.4) pts	90.4%	93.2%	(2.8) pts
Catastrophe losses	1.6 pts	4.9 pts	(3.3) pts	2.2 pts	5.1 pts	(2.9) pts
Non-catastrophe property losses	12.1 pts	14.4 pts	(2.3) pts	12.4 pts	14.6 pts	(2.2) pts
(Favorable) prior year statutory reserve development on casualty lines	(1.9) pts	(4.1) pts	2.2 pts	(2.6) pts	(4.1) pts	1.5 pts
GAAP combined ratio	91.8%	94.1%	(2.3) pts	92.0%	94.3%	(2.3) pts
Operating income per diluted share[1]	$0.72	$0.62	16%	$1.39	$1.10	26%
Net income per diluted share	$0.74	$0.58	28%	$1.38	$1.27	9%
Weighted average diluted shares	58.6M	57.8M	1%	58.6M	57.8M	1%
Book value per share				$26.86	$22.95	17%

1Operating income differs from net income by the exclusion of realized gains and losses on investments. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums were up 9% in the second quarter, reflecting renewal pure price increases of 2.6%, steady retention at 83%, and a 6% increase in new business to $96 million. The quarter’s statutory combined ratio improved by 1.5 points to 88.6%. Lower catastrophe and non-catastrophe property losses contributed to the improvement in the combined ratio.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2016	2015		2016	2015
Net premiums written	$449.0	$410.8	9%	$904.1	$826.1	9%
Net premiums earned	$411.3	$377.2	9%	$814.2	$742.7	10%
Statutory loss & loss expense ratio	53.8%	55.7%	(1.9) pts	54.5%	56.1%	(1.6) pts
Statutory underwriting expense ratio	34.4%	33.9%	0.5 pts	34.2%	33.3%	0.9 pts
Statutory dividends to policyholders ratio	0.4%	0.5%	(0.1) pts	0.4%	0.5%	(0.1) pts
Statutory combined ratio	88.6%	90.1%	(1.5) pts	89.1%	89.9%	(0.8) pts
GAAP combined ratio	90.2%	90.7%	(0.5) pts	91.3%	91.2%	0.1 pts

Standard Personal Lines

Standard Personal Lines premiums were down slightly compared to the second quarter of 2015, retention improved by one point to 83%, and renewal pure price was 5.2%.

The statutory combined ratio in the second quarter for Standard Personal Lines was 89.9%, which is a 15.5 point improvement from the same period last year. The profitable combined ratio in the current quarter benefited from catastrophe and non-catastrophe property losses that were lower than the prior year period by 8.5 points and 5.8 points, respectively.

Standard Personal Lines $ in millions, statutory results	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2016	2015		2016	2015
Net premiums written	$75.6	$76.0	(1)%	$137.5	$141.0	(2)%
Net premiums earned	$70.8	$72.1	(2)%	$141.0	$144.5	(2)%
Statutory loss & loss expense ratio	59.6%	75.0%	(15.4) pts	58.1%	74.2%	(16.1) pts
Statutory underwriting expense ratio	30.3%	30.4%	(0.1) pts	32.0%	31.0%	1.0 pt
Statutory combined ratio	89.9%	105.4%	(15.5) pts	90.1%	105.2%	(15.1) pts
GAAP combined ratio	91.4%	106.5%	(15.1) pts	89.6%	104.9%	(15.3) pts

Excess and Surplus Lines

Excess and Surplus Lines net premiums written increased 18% in the quarter with a 4.8% overall pure price increase for the segment and strong new business. The statutory combined ratio in the second quarter was 102.7%, which included 5.4 points of catastrophe losses and adverse prior year casualty reserve development of $2 million, or 4.0 points. Efforts to improve margins in excess and surplus lines include shifting our mix of business, claims improvements, and targeted price increases on challenged segments.

Excess & Surplus Lines $ in millions, statutory results	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2016	2015		2016	2015
Net premiums written	$53.6	$45.3	18%	$101.9	$83.1	23%
Net premiums earned	$49.8	$41.0	21%	$99.2	$79.1	25%
Statutory loss & loss expense ratio	69.6%	67.2%	2.4 pts	69.3%	67.4%	1.9 pts
Statutory underwriting expense ratio	33.1%	35.5%	(2.4) pts	31.3%	35.1%	(3.8) pts
Statutory combined ratio	102.7%	102.7%	-	100.6%	102.5%	(1.9) pts
GAAP combined ratio	105.1%	103.6%	1.5 pts	101.1%	103.8%	(2.7) pts

Investment Income

After-tax investment income in the second quarter was $24 million, down 5% compared to a year ago. Pre-tax income increased 4% in the fixed income portfolio driven by a higher invested asset base. This income was partially offset by a pre-tax loss of $0.6 million in alternative investments, which report on a one-quarter lag, compared to income of $1.4 million in the second quarter of 2015.

Investments $ in millions, except per share data	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2016	2015		2016	2015
Invested assets per dollar of stockholders’ equity				$3.39	$3.76	(10)%
Net investment income earned, after-tax	$23.5	$24.8	(5)%	$47.1	$46.0	2%
Net investment income per share	$0.40	$0.43	(7)%	$0.80	$0.80	-
Effective tax rate	24.6%	23.1%	1.5 pts	24.0%	22.2%	1.8 pts
Average yields:
Fixed Income Securities:
Pre-tax				2.7%	2.8%	(0.1) pts
After-tax				2.0%	2.1%	(0.1) pts
Portfolio:
Pre-tax				2.4%	2.4%	-
After-tax				1.8%	1.9%	(0.1) pts

Balance Sheet

Balance Sheet $ in millions, except per share data	June 30,	December 31,	Change
	2016	2015
Total assets	$7,189.6	$6,904.4	4%
Investment portfolio	$5,266.5	$5,089.3	3%
Notes payable	$388.4	$388.2	-
Statutory surplus	$1,506.5	$1,426.3	6%
Stockholders’ equity	$1,552.7	$1,398.0	11%
Book value per share	$26.86	$24.37	10%

The increase in book value per share reflects net income of $1.38 and a $1.37 increase in unrealized investment gains, partially offset by $0.30 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.15 per share quarterly cash dividend on common stock payable September 1, 2016, to stockholders of record as of August 15, 2016.

Guidance

Having achieved better-than-expected results in the first six months, Selective expects to generate the following results for full-year 2016:

•	A statutory combined ratio excluding catastrophes of approximately 89.5%, which is an improvement of 1.5 points from our previous guidance of 91%. This assumes no additional prior year casualty reserve development;
•	Catastrophe losses of 3.5 points;
•	After-tax investment income of approximately $95 million; and
•	Weighted average shares of approximately 58.5 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on Thursday, July 28, 2016 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on August 29, 2016.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and, therefore, statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact:	Media Contact:
Dale A. Thatcher	Jamie M. Beal
973-948-3000	973-948-1234
Investor.Relations@Selective.com	Jamie.Beal@Selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.Selective.com